Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Theseus Pharmaceuticals, Inc. 2021 Equity Incentive Plan, the Theseus Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan and the Theseus Pharmaceuticals, Inc. 2018 Stock Plan of Theseus Pharmaceuticals, Inc. of our report dated July 20, 2021, except for Note 14(c), as to which the date is September 30, 2021, with respect to the financial statements of Theseus Pharmaceuticals, Inc. included in the Registration Statement (Form S-1 No. 333-259549) and related Prospectus of Theseus Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 8, 2021